================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)

                                  OWENS CORNING
                        --------------------------------
                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                  --------------------------------------------
                         (Title of Class of Securities)

                                    690742101
                                 ---------------
                                  (CUSIP Number)

                                 Robert H. Weiss
                                 General Counsel
                       MatlinPatterson Global Advisers LLC
                               520 Madison Avenue
                            New York, New York 10022
                            Telephone: (212) 651-9525
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  MAY 17, 2007
                            ------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-l(e), 240.13d-l(f) or 240.13d-l(g), check the following box |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

================================================================================

---------------------------                          ---------------------------
CUSIP NO. 690742101                                              Page 2 of 15
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         PI SPE LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 690742101                                              Page 3 of 15
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         PI SPE CI LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 690742101                                              Page 4 of 15
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MatlinPatterson Global Opportunities Partners II L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 690742101                                              Page 5 of 15
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MatlinPatterson Global Opportunities Partners (Cayman) II L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 690742101                                              Page 6 of 15
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MatlinPatterson Global Partners II LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [X]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         HC
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 690742101                                              Page 7 of 15
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MatlinPatterson Global Advisers LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [X]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IA
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 690742101                                              Page 8 of 15
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MatlinPatterson Asset Management LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [X]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         HC
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 690742101                                              Page 9 of 15
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MatlinPatterson LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [X]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         HC
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 690742101                                             Page 10 of 15
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         David J. Matlin
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 690742101                                             Page 11 of 15
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Mark R. Patterson
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 690742101                                             Page 12 of 15
---------------------------                          ---------------------------


INTRODUCTION.

                This Schedule l3D Amendment No. 3 (this "Amendment No. 3") amends and supplements the Schedule 13D Statement filed on November 9, 2006 (the "Initial Statement") as amended by Amendment No.1 to the Initial Statement filed on Decmber 12, 2006 ("Amendment No.1") and Amendment No. 2 to the Initial Statement filed on April 11, 2007 ("Amendment No. 2). The Initial Statement, Amendment No. 1, Amendment No. 2 and this Amendment No. 3 are collectively referred to herein as the "Statement."

                Capitalized terms used and not defined in this Amendment No. 3 shall have the meanings set forth in the Statement.

                The Amendment No. 3 is filed on behalf of (i) PI SPE LLC ("PI LLC"), a Delaware limited liability company, (ii) PI SPE CI LLC, a Delaware limited liability company ("PI CI LLC" and, together with PI LLC, the "Private Share Purchasers"), (iii) MatlinPatterson Global Opportunities Partners II L.P. ("Matlin Partners (Delaware)"), a Delaware limited partnership, (iv) MatlinPatterson Global Opportunities Partners (Cayman) II L.P. ("Matlin Partners (Cayman)" and, together with Matlin Partners (Delaware), the "Matlin Partners"), a Cayman Islands limited partnership, (v) MatlinPatterson Global Advisers LLC ("Matlin Advisers"), a Delaware limited liability company, by virtue of its investment authority over securities held by each of the Matlin Partners, (vi) MatlinPatterson Global Partners II LLC ("Matlin Global
Partners"), a Delaware limited liability company, as the general partner of each of the Matlin Partners, (vii) MatlinPatterson Asset Management LLC ("Matlin Asset Management"), a Delaware limited liability company, as the holder of all of the membership interests in Matlin Global Partners and Matlin Advisers, (viii) MatlinPatterson LLC ("MatlinPatterson"), a Delaware limited liability company, as the holder of all of the membership interests in Matlin Asset Management, (ix) and David J. Matlin and Mark R. Patterson each, as a holder of 50% of the membership interests in MatlinPatterson. Each of PI LLC, PI CI LLC, Matlin Partners (Delaware), Matlin Partners (Cayman), Matlin Advisers, Matlin Global Partners, Matlin Asset Management, MatlinPatterson, David J. Matlin and Mark R. Patterson, are collectively referred to in this Statement as the "Reporting Persons" and each is a "Reporting Person." This purpose of this Amendment No. 3 is to disclose the beneficial ownership of the Reporting Persons of common stock, par value $0.01 per share ("Common Stock") of Owens Corning (formerly Owens Corning (Reorganized) Inc., the "Issuer").

                All disclosure for items contained in the Initial Statement, Amendement No. 1 and Amendment No. 2, where no new information is provided for such item in this Amendment No. 3, is incorporated by reference into this filing.

ITEM 5.         INTEREST IN SECURITIES OF THE ISSUER

                Item 5 of the Initial Statement is amended and restated as follows:

        (a)     (i)    As of the date  hereof,  PI LLC is a direct  beneficial
owner of 0 shares of Common Stock.

---------------------------                          ---------------------------
CUSIP NO. 690742101                                             Page 13 of 15
---------------------------                          ---------------------------


                (ii) As of the date hereof, PI CI LLC is a direct beneficial owner of 0 shares of Common Stock.

                (iii) As of the date hereof, Matlin Partners (Delaware) is a direct beneficial owner of 0 shares of Common Stock.

                (iv) As of the date hereof, Matlin Partners (Cayman), is a direct beneficial owner of 0 shares of Common Stock.

        (b)     Not applicable.

        (c) On May 17, 2007, the Private Share Purchasers and the Matlin Partners sold an aggregate of 9,721,364 shares of Common Stock in a block trade. In addition, on the same date, the Private Share Purchasers sold their respective interests in the Collar Shares in a private placement transaction. Except as described in this paragraph and in Item 3 hereof, the Reporting Persons have effected no transactions in the Common Stock in the past 60 days.

        (d)     Not applicable.

        (e) On May 17, 2007, the Reporting Persons ceased to be the beneficial owner of more than five percent of the Common Stock.

                The filing of this Statement shall not be construed as an admission by any of the Reporting Persons that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of shares of Common Stock owned by other parties.

---------------------------                          ---------------------------
CUSIP NO. 690742101                                             Page 14 of 15
---------------------------                          ---------------------------


                                    SIGNATURE

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.

Dated: May 22, 2007

                                        MATLINPATTERSON LLC


                                        By: /s/ Mark R. Patterson
                                            -------------------------
                                            Name:  Mark R. Patterson
                                            Title: Member


                                        MATLINPATTERSON ASSET MANAGEMENT LLC


                                        By: /s/ Mark R. Patterson
                                            -------------------------
                                            Name:  Mark R. Patterson
                                            Title: Chairmam


                                        MATLINPATTERSON GLOBAL ADVISERS LLC


                                        By: /s/ Mark R. Patterson
                                            -------------------------
                                            Name:  Mark R. Patterson
                                            Title: Chairmam


                                        MATLINPATTERSON GLOBAL PARTNERS II LLC


                                        By: /s/ Mark R. Patterson
                                            -------------------------
                                            Name:  Mark R. Patterson
                                            Title: Director


                                        MATLINPATTERSON GLOBAL OPPORTUNITIES
                                        PARTNERS II L.P.

                                        By:  MatlinPatterson Global Partners II
                                             LLC, its general partner

                                        By: /s/ Mark R. Patterson
                                            -------------------------
                                            Name:  Mark R. Patterson
                                            Title: Director

---------------------------                          ---------------------------
CUSIP NO. 690742101                                             Page 15 of 15
---------------------------                          ---------------------------


                                        MATLINPATTERSON GLOBAL OPPORTUNITIES
                                        PARTNERS (Cayman) L.P.

                                        By:  MatlinPatterson Global Partners II
                                             LLC, its general partner


                                        By: /s/ Mark R. Patterson
                                            -------------------------
                                            Name:  Mark R. Patterson
                                            Title: Director


                                        PI SPE LLC

                                        By:  MatlinPatterson Global Partners
                                             II, L.P.

                                             By: MatlinPatterson Global Partners
                                                 II LLC, its general partner


                                        By: /s/ Mark R. Patterson
                                            -------------------------
                                            Name:  Mark R. Patterson
                                            Title: Director


                                        PI SPE CI LLC

                                        By:  MatlinPatterson Global Partners
                                             (Cayman) II, L.P.

                                             By: MatlinPatterson Global Partners
                                                 II LLC, its general partner


                                        By: /s/ Mark R. Patterson
                                            -------------------------
                                            Name:  Mark R. Patterson
                                            Title: Director


                                        DAVID J. MATLIN


                                        By: /s/ David J. Matlin
                                            -----------------------
                                            Name: David J. Matlin


                                        MARK R. PATTERSON


                                        By:  /s/ Mark R. Patterson
                                             -------------------------
                                             Name: Mark R. Patterson